Exhibit 99.3

LEGAL MATTERS
Certain legal matters, including certain tax matters, will be passed upon for us by Latham & Watkins LLP, Los Angeles, California. Certain legal matters will be passed upon for the Managers by Vinson & Elkins L.L.P. Ballard Spahr LLP, Baltimore, Maryland, will pass upon the validity of the shares of our common stock sold in this offering and certain other matters under Maryland law.